Exhibit 99.1

PDL BioPharma’s Proposal to Acquire Neos Therapeutics Expires Today;
PDL Urges Neos to Provide Update on Sale Process

INCLINE VILLAGE, NV, Nov. 8, 2017 -- PDL BioPharma, Inc. (NASDAQ: PDLI) reiterated that its proposal to acquire Neos Therapeutics, Inc. (NASDAQ: NEOS) for $10.25 per share in cash will expire today at market close. PDL originally made public its proposal to acquire Neos on October 26, 2017 at a premium of approximately 40 percent to the pre-proposal closing price of Neos shares.

PDL is confident its proposal represents fair value for the Company and offers certain and compelling value for Neos shareholders. It has therefore decided it will not extend the deadline for, or otherwise alter, its proposal.

In reaching the decision to not extend the deadline, John P. McLaughlin, chief executive officer of PDL, said, “We continue to believe our proposal to acquire Neos is a compelling one and that-as evidenced by Neos’ stock, which is trading at current levels as a result of our offer -Neos shareholders agree with the merits of our proposal. As a shareholder of Neos, PDL hopes that management will be transparent on today’s third quarter earnings call and inform shareholders of the strategic options currently being evaluated by Neos’ Board and management.”

PDL expects that on its third quarter financial results conference call, Neos management will address the following:

•	How many proposals has Neos received?

•	What is the timeline for the sale process?

•	What does management believe is fair value for the company?

•	Will Neos continue its practice of dilutive capital raises as an alternative to a premium cash proposal for all shares?

About PDL BioPharma, Inc.

PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 such transactions, of which 9 are active and outstanding. PDL has one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView; one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics; and five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. PDL's equity and loan investments in Noden represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and its converted equity and loan investment in LENSAR represents deployed capital of $40 million.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's assets or business, are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, filed with the Securities and Exchange Commission on March 1, 2017. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Media Contacts:
Abernathy MacGregor
Chuck Burgess or Ina McGuinness
212.371.5999 or 213.630.6550

Investor Contact:
Peter Garcia
Vice President and CFO
775.832.8505